     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 23, 2026, with respect to the financial statements and financial highlights of Build America Bonds Income Trust, Series 71 (included in Van Kampen Unit Trusts, Taxable Income Series 315) contained in this Post-Effective Amendment No. 15 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
July 23, 2026